GLOBALINK, INC.

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                     SERIES A-3 CONVERTIBLE PREFERRED STOCK

             (Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware)




                  Globalink, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL") DOES HEREBY CERTIFY:

                  That pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation, by unanimous written consent, dated March 26, 1997, adopted a resolution providing for the creation of a series of the Corporation's Preferred Stock, $ .01 par value, which series is designated "Series A-3 Convertible Preferred Stock", which resolution is as follows:

                   RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the creation of a series of the Preferred Stock, $ .01 par value (hereafter called the "Preferred Stock"), of the Corporation, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Certificate of Incorporation, as amended, of the Corporation, does hereby fix the same as follows:

                     SERIES A-3 CONVERTIBLE PREFERRED STOCK

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series A-3 Convertible Preferred Stock" (the "Series A-3 Convertible Preferred Stock"), and the number of shares constituting the Series A-3 Convertible Preferred Stock shall be 2,502, and shall not be subject to increase.

                  Section 2. Stated Capital. The amount to be represented in stated capital at all times for each share of Series A-3 Convertible Preferred Stock shall be $1,176.50.

                  Section 3. Rank. All Series A-3 Convertible Preferred Stock shall rank (i) senior to the Common Stock, $.01 par value (collectively the "Common Stock"), of the Corporation, now or hereafter issued, as to payment of distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and (ii) on a parity with any additional series of preferred stock of any class which the Board of Directors or the stockholders may from time to time authorize, as to distributions of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

                  Section 4. Dividends and Distributions. (a) The holders of shares of Series A-3 Convertible Preferred Stock shall not be entitled to receive any dividends.

                  (b) The Corporation shall not pay or declare and set apart for such payment any dividend on shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock (as defined herein) other than (1) dividends on shares of Common Stock solely in the form of additional shares of Common Stock, (2) dividends on Junior Dividend Stock solely in the form of shares of Common Stock or additional shares of Junior Dividend Stock or (3) dividends on Junior Liquidation Stock solely in the form of shares of Common Stock or additional shares of Junior Liquidation Stock unless, contemporaneously therewith, the Corporation shall pay or declare and set apart for payment dividends on the shares of Series A-3 Convertible Preferred Stock in an amount per share of Series A-3 Convertible Preferred Stock equal to the aggregate amount of dividends the holder of such share of Series A-3 Convertible Preferred Stock would otherwise have been entitled to receive had such holder converted such share of Series A-3 Convertible Preferred Stock in accordance with Section 9(a) (but without regard to the limitations on conversion contained in the proviso to the second sentence of Section 9(a) or in Section 9(d)) into shares of Common Stock as if the Conversion Date (as defined herein) were the earlier of (x) the record date for the payment of such dividend on shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, and (y) the trading day prior to the date on which ex-dividend trading in the Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, begins with respect to such dividend thereon. "Junior Dividend Stock" shall mean Common Stock or any other class or series of the Corporation's capital stock ranking junior as to dividend rights to the Series A-3 Convertible Preferred Stock.

                  (c) Neither the Corporation nor any subsidiary of the Corporation shall redeem, repurchase or otherwise acquire in any one transaction or series of related transactions any shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock if the number of shares so repurchased, redeemed or otherwise acquired in such transaction or series of related transactions is more than either (x) 5.0% of the number of shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions or (y) 1% of the number of shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions if such transaction or series of related transactions is with any one person or group of affiliated persons, unless the Corporation or such subsidiary offers to purchase for cash from each holder of shares of Series A-3 Convertible Preferred Stock at the time of such redemption, repurchase or acquisition the same percentage of such holder's shares of Series A-3 Convertible Preferred Stock as the percentage of the number of outstanding shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, to be so redeemed, repurchased or acquired at a purchase price per share of Series A-3 Convertible Preferred Stock equal to $1,176.50.

                  (d) Neither the Corporation nor any subsidiary of the Corporation shall (1) make any tender offer or exchange offer (a "Tender Offer") for outstanding shares of Common Stock, unless the Corporation contemporaneously therewith makes an offer, or (2) enter into an agreement regarding a Tender
Offer for outstanding shares of Common Stock by any person other than the Corporation or any subsidiary of the Corporation, unless such person agrees with the Corporation to make an offer, in either such case to each holder of outstanding shares of Series A-3 Convertible Preferred Stock to purchase for cash at the time of purchase in such Tender Offer the same percentage of shares of Series A-3 Convertible Preferred Stock held by such holder as the percentage of outstanding shares of Common Stock offered to be purchased in such Tender Offer at a price per share of Series A-3 Convertible Preferred Stock equal to $1,176.50.

                  Section 5. Liquidation Preference. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A-3 Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series A-3 Convertible Preferred Stock equal to $1,000.00 ("the Liquidation Preference"), and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A-3 Convertible Preferred Stock (collectively, the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of Series A-3 Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preference of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series A-3 Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series A-3 Convertible Preferred Stock and any other class or series of the Corporation's capital stock having parity as to liquidation rights with the Series A-3 Convertible Preferred Stock (the "Parity Liquidation Stock") in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series A-3 Convertible Preferred Stock and the Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution, or winding up of the Corporation.

                  Section 6. No Mandatory Redemption. The shares of Series A-3 Convertible Preferred Stock shall not be subject to mandatory redemption by the Corporation, except as provided in Section 9(e).

                  Section 7.  No Sinking Fund.    The  shares  of  Series  A-3
Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement, or sinking fund.

                  Section 8. No Optional Redemption. The shares of Series A-3 Convertible Preferred Stock shall not be subject to redemption at the option of the Corporation.

                  Section 9.  Conversion.

                  (a) Conversion at Option of Holder. (i) Subject to the limitations set forth in the legends to appear on certificates for the shares of Series A-3 Convertible Preferred Stock as provided in Section 9(a)(ii), the holders of the Series A-3 Convertible Preferred Stock may, upon surrender of the certificates therefor, convert any or all of their shares of Series A-3 Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. Commencing on the respective dates following initial issuance of shares of Series A-3 Convertible Preferred Stock (such date of initial issuance being referred to herein as the "Issuance Date") shown on the certificates for shares of Series A-3 Convertible Preferred Stock and at any time thereafter to and including the day prior to the Mandatory Conversion Date, each share of Series A-3 Convertible Preferred Stock may be converted at the office of any transfer agent for the Common Stock, initially into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by dividing (x) the Conversion Amount by (y) the lower of (1) the product of (A) the Conversion Percentage times (B) the arithmetic average of the Closing Price of the Common Stock on the five consecutive trading days immediately preceding the Conversion Date or (2) $3.44 (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring on or after the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware), in each case subject to adjustment as hereinafter provided (the "Conversion Rate"); provided, however, that in no event shall any holder be entitled to convert any shares of Series A-3 Convertible Preferred Stock in excess of that number of shares of Series A-3 Convertible Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such holder and any person whose beneficial ownership of shares of Common Stock would be aggregated with such holder's beneficial ownership of shares of Common Stock for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 13D-G thereunder (each a "Related Person" and collectively, the "Related Persons") (other than shares of Common Stock deemed beneficially owned through the ownership of unconverted shares of Series A-3 Convertible Preferred Stock and unexercised Warrants) and (2) the number of shares of Common Stock issuable upon the conversion of the number of shares of Series A-3 Convertible Preferred Stock with respect to which the determination in this proviso is being made, would result in beneficial ownership by any holder of shares of Series A-3 Convertible Preferred Stock (including any Related Persons of such holder) of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of the proviso to the immediately preceding sentence. For purposes of the proviso to the second preceding sentence, the Corporation shall be entitled to rely, and shall be fully protected in relying, on any statement or representation made by a holder to the Corporation in connection with a particular conversion, without any obligation on the part of the Corporation to make any inquiry or investigation or to examine its records or the records of any transfer agent for the Common Stock. The "Conversion Price" shall be equal to the Conversion Amount divided by the Conversion Rate.

                  (ii) Each certificate for shares of Series A-3 Convertible Preferred Stock shall, until such time as such legend, by its terms, no longer applies, contain one of the following legends as agreed in writing by the initial holder of such shares of Series A-3 Convertible Preferred Stock at the time of original issuance thereof:

         "THESE SECURITIES ARE NOT CONVERTIBLE AT THE OPTION OF THE HOLDER HEREOF UNTIL ON OR AFTER THE 90TH DAY FOLLOWING THE ORIGINAL ISSUANCE THEREOF."

         "THESE SECURITIES ARE NOT CONVERTIBLE AT THE OPTION OF THE HOLDER HEREOF UNTIL ON OR AFTER THE 120TH DAY FOLLOWING THE ORIGINAL ISSUANCE THEREOF."

         "THESE SECURITIES ARE NOT CONVERTIBLE AT THE OPTION OF THE HOLDER HEREOF UNTIL ON OR AFTER THE 150TH DAY FOLLOWING THE ORIGINAL ISSUANCE THEREOF."

Any new certificate issued upon transfer of any shares of Series A-3 Convertible Preferred Stock or, in connection with a conversion of shares of Series A-3 Convertible Preferred Stock, to evidence the unconverted balance of shares of Series A-3 Convertible Preferred Stock shall bear the same legend as the certificate surrendered to the Corporation in connection herewith, if applicable.

                  (b)      Certain Definitions.

                  As used herein, the "Closing Price" of any security on any date shall mean the closing bid price of such security on such date on the principal securities exchange or market on which such security is traded, as reported by such exchange or market; provided, however, that if on any date there shall be no reported closing bid price of such security, the "Closing Price" on such date shall be the closing bid of such security on the date next preceding such date on which a closing bid price for such security has been so reported; provided further, however, that if on any date there shall be no reported closing bid price of such security and at the time the closing bid price for such date is being determined there shall be known a closing bid price so reported for the date next subsequent to such date on which a closing bid price shall have been so reported, then the Closing Price on such date for which there shall have been no reported closing bid price shall be the lower of (x) the Closing Price as determined pursuant to the first proviso to this definition and (y) the closing bid price as so reported for such succeeding day for which a closing bid price as so reported is known.

                  As used herein, the "Conversion Amount" initially shall be equal to $1,000.00, subject to adjustment as hereinafter provided.

                  As used herein, "Conversion Date" shall mean the date on which the notice of conversion is actually received by the transfer agent for the Common Stock, in case of a conversion at the option of the holder pursuant to
Section 9(a).

                  As used herein, "Conversion Percentage" shall mean 85 percent.

                  As used herein, "Registration Statement" shall mean the Registration Statement required to be filed by the Corporation with the SEC pursuant to Section 2(a) of the Registration Rights Agreement.

                  As used herein, "Registration Rights Agreement" shall mean the Registration Rights Agreement between the Corporation and the original holder of the Series A-3 Convertible Preferred Stock.

                  As used herein, "SEC" shall mean the United States Securities and Exchange Commission.

                  As used herein, "Subscription Agreement" shall mean the Subscription Agreement between the Corporation and an original holder of shares of Series A-3 Convertible Preferred Stock, pursuant to which such holder purchased shares of Series A-3 Convertible Preferred Stock.

                  (c) Other  Provisions.  (1)  Notwithstanding  anything in this
Section 9 to the contrary, no change in the Conversion Amount shall actually be made until the cumulative effect of the adjustments called for by this Section 9 since the date of the last change in the Conversion Amount would change the Conversion Amount by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall actually be changed to reflect all adjustments called for by this Section 9 and not previously made. Notwithstanding anything in this Section 9, no change in the Conversion Amount shall be made that would result in a Conversion Price of less than the par value of the Common Stock into which shares of Series A-3 Convertible Preferred Stock are at the time convertible.

                  (2) The right of the holders of Series A-3 Convertible Preferred Stock to convert their shares shall be exercised by delivering (which may be done by telephone line facsimile transmission) to the transfer agent for the Common Stock (the "Transfer Agent") a written notice, duly signed by or on behalf of the holder, stating the number of shares of Series A-3 Convertible Preferred Stock to be converted in the form specified in the Subscription Agreements (a "Conversion Notice"). If a holder of Series A-3 Convertible Preferred Stock elects to convert any shares of Series A-3 Convertible Preferred Stock in accordance with Section 9(a), such holder shall not be required to physically surrender the certificate(s) representing such shares of Series A-3 Convertible Preferred Stock to the Transfer Agent unless all of the shares of Series A-3 Convertible Preferred Stock represented thereby are so converted. Each holder of shares of Series A-3 Convertible Preferred Stock and the Corporation shall maintain records showing the number of shares so converted and the dates of such conversions or shall use such other method, satisfactory to such holder and the Corporation, so as to not require physical surrender of such certificates upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any shares of Series A-3 Convertible Preferred Stock evidenced by a particular certificate therefor are converted as aforesaid, the holder of Series A-3 Convertible Preferred Stock may not transfer the certificate(s) representing such shares of Series A-3 Convertible Preferred Stock unless such holder first physically surrenders such certificate(s) to the Transfer Agent, whereupon the Corporation will forthwith issue and deliver upon the order of such holder of shares of Series A-3 Convertible Preferred Stock new certificate(s) of like tenor, registered as such holder of shares of Series A-3 Convertible Preferred Stock (upon payment by such holder of shares of Series A-3 Convertible Preferred Stock of any applicable transfer taxes) may request, representing in the aggregate the remaining number of shares of Series A-3 Convertible Preferred Stock represented by such certificate(s). Each holder of shares of Series A-3 Convertible Preferred Stock, by acceptance of a certificate for such shares, agrees that (1) by reason of the provisions of this paragraph and Section 9(e), following conversion of any shares of Series A-3 Convertible Preferred Stock represented by such certificate, the number of shares of Series A-3 Convertible Preferred Stock represented by such certificate may be less than the number of shares stated on such certificate and the number of shares of Common Stock from the Maximum Share Amount (as defined herein) allocated to the shares of Series A-3 Convertible Preferred Stock represented by such certificate for purposes of conversion of such shares may be less than the number thereof on such certificate and (2) the Corporation may place a legend on the certificates for shares of Series A-3 Convertible Preferred Stock which refers to or describes the provisions of this paragraph. The Corporation shall pay any tax arising in connection with any conversion of shares of Series A-3 Convertible Preferred Stock except that the Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series A-3 Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The number of shares of Common Stock to be issued upon each conversion of shares of Series A-3 Convertible Preferred Stock shall be the number set forth in the applicable Conversion Notice which number shall be conclusive absent manifest error.

The Corporation shall notify a holder who has given a Conversion Notice of any claim of manifest error one business day after such holder gives a Conversion Notice and no such claim of error shall limit or delay performance of the Corporation's obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute.

                  (3) The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series A-3 Convertible Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A-3 Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A-3 Convertible Preferred Stock on the new basis. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the outstanding shares of Series A-3 Convertible Preferred Stock, the Corporation promptly shall seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (4) In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly-owned subsidiary of the Corporation) in which the Corporation is not the surviving corporation, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series A-3 Convertible Preferred Stock then outstanding shall have the right thereafter to convert such shares of Series A-3 Convertible Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or share exchange by a holder of the number of shares of Common Stock into which such shares of Series A-3 Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer, or share exchange. If, in connection with any such consolidation, merger, sale, transfer, or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash, or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series
A-3 Convertible Preferred Stock the right to elect the securities, cash, or other assets into which the Series A-3 Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made, and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, or share exchanges.

                  (5) If a holder shall have given a Conversion Notice for shares of Series A-3 Convertible Preferred Stock, the Corporation shall issue and deliver to such person certificates for the Common Stock issuable upon such conversion within three business days after such Conversion Notice is given and the person converting shall be deemed to be the holder of record of the

Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash, or other assets as herein provided. If a holder shall have given a Conversion Notice as provided herein, the Corporation's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of any action or inaction by the converting holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Corporation to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder of any obligation to the Corporation, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the holder in connection with such conversion.
 If the Corporation fails to issue and deliver the certificates for the Common Stock to the holder converting shares of Series A-3 Convertible Preferred Stock pursuant to the first sentence of this paragraph as and when required to do so, in addition to any other liabilities the Corporation may have hereunder and under applicable law (1) the Corporation shall pay or reimburse such holder on demand for all out-of-pocket expenses, including, without limitation, fees and expenses of legal counsel, incurred by such holder as a result of such failure and (2) such holder may by written notice (which may be given by mail, courier, personal service or telephone line facsimile transmission) or oral notice (promptly confirmed in writing) given at any time prior to delivery to such holder of the certificates for the shares of Common Stock issuable upon such conversion of shares of Series A-3 Convertible Preferred Stock, rescind such conversion, whereupon such holder shall have the right to convert such shares of Series A-3 Convertible Preferred Stock thereafter in accordance herewith.

                  (6) No fractional shares of Common Stock shall be issued upon conversion of Series A-3 Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation at its option (a) may pay in cash an amount equal to the product of (i) the arithmetic average of the Closing Price of a share of Common Stock on the three consecutive trading days ending on the trading day immediately preceding the Conversion Date and (ii) such fraction of a share or (b) may issue an additional share of Common Stock.

                  (7) The Conversion Amount shall be adjusted from time to time under certain circumstances, subject to the provisions of the first three sentences of the first paragraph of this Section 9(c), as follows:

                  (i) In case the Corporation shall issue rights or warrants on a pro rata basis to all holders of the Common Stock entitling such holders to subscribe for or purchase Common Stock on the record date referred to below at a price per share less than the average daily Closing Prices of the Common Stock on the 30 consecutive business days commencing 45 business days before the record date (the "Current Market Price"), then in each such case the Conversion Amount in effect on such record date shall be adjusted in accordance with the formula


         C1 = C x   O + N
                    -----
                O + N x P
                    -----
                      M

where

    C1   = the adjusted Conversion Amount
    C    = the current Conversion Amount
    O    = the number of shares of Common Stock outstanding on the record date.
    N    = the number of additional shares of Common Stock issuable pursuant to the exercise of such rights or warrants.
    P = the offering price per share of the additional shares (which amount shall include amounts received by the Corporation in respect of the issuance and the exercise of such rights or warrants).
    M = the Current Market Price per share of Common Stock on the record date.

Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. If any or all such rights or warrants are not so issued or expire or terminate before being exercised, the Conversion Amount then in effect shall be readjusted appropriately.

                  (ii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Junior Stock (as hereinafter defined) evidences of its indebtedness or assets (including securities, but excluding any warrants or subscription rights referred to in subparagraph (i) above and any dividend or distribution paid in cash out of the retained earnings of the Corporation), then in each such case the Conversion Amount then in effect shall be adjusted in accordance with the formula


         C1 = C x    M
                   -----
                 M - F

where

    C1   = the adjusted Conversion Amount
    C    = the current Conversion Amount
    M    = the Current Market Price per share of Common Stock on the record date mentioned below.
    F    = the  aggregate  amount of such cash  dividend  and/or the fair market value on the record date of the assets or securities to be distributed divided by the number of shares of Common Stock outstanding on the record date. The Board of Directors shall determine such fair market value, which determination shall be conclusive.

Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution. For purposes of this subparagraph (ii), "Junior Stock" shall include any class of capital stock ranking junior as to dividends or upon liquidation to the Series A-3 Convertible Preferred Stock.

                  (iii) All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

                  (iv) If at any time as a result of an adjustment made pursuant to the fourth paragraph of this Section 9(c), the holder of any Series A-3 Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash, or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (i) to (iii) above.

                  (8) Except as otherwise provided above in this Section 9, no adjustment in the Conversion Amount shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

                  (9) Whenever the Conversion Amount is adjusted as herein provided, the Corporation shall send to each transfer agent, if any, for the Series A-3 Convertible Preferred Stock and the Common Stock, and to the principal securities exchange, if any, on which the Series A-3 Convertible Preferred Stock and the Common Stock is traded, or the Nasdaq National Market if the Series A-3 Convertible Preferred Stock or Common Stock is admitted for a quotation thereon, a statement signed by the Chairman of the Board, the President, or any Vice President of the Corporation and by its Treasurer or its Secretary or an Assistant Secretary stating the adjusted Conversion Amount determined as provided in this Section 9, and any adjustment so evidenced, given in good faith, shall be binding upon all stockholders and upon the Corporation. Whenever the Conversion Amount is adjusted, the Corporation will give notice by mail to the holders of record of Series A-3 Convertible Preferred Stock, which notice shall be made within 15 days after the effective date of such adjustment and shall state the adjustment and the Conversion Amount. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

                  (10) Whenever the Corporation shall propose to take any of the actions specified in Section 9(c)(4) or in subparagraphs (i) or (ii) of Section 9(c)(7) which would result in any adjustment in the Conversion Amount under this
Section 9(c), the Corporation shall cause a notice to be mailed at least 20 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action, to the holders of record of the outstanding Series A-3 Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the transaction.

                  Notwithstanding any other provision of this Section 9, no adjustment in the Conversion Amount need be made (a) for a transaction referred to in subparagraphs (i) or (ii) of Section 9(c)(7) if holders of Series A-3 Convertible Preferred Stock are to participate in the transaction or distribution on a basis and with notice that the Board of Directors determines such transaction to be fair to the holders of the Series A-3 Convertible Preferred Stock and appropriate in light of the basis on which holders of the Common Stock or, in the case of a transaction referred to in said subparagraph
(ii), holders of Junior Stock participate in the transaction; (b) for sales of Common Stock pursuant to a plan for reinvestment of dividends and interest, provided that the purchase price in any such sale is at least equal to the fair market value of the Common Stock at the time of such purchase, or pursuant to any plan adopted by the Corporation for the benefit of its employees, directors, or consultants; or (c) after such time as a holder of shares of Series A-3 Convertible Preferred Stock becomes entitled to receive only cash upon conversion of such shares (in which case no interest shall accrue on the amount of such cash for any period prior to the date which is three business days after surrender of the certificates for such shares for conversion).

                  (d) Mandatory Conversion. So long as the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series A-3 Convertible Preferred Stock (including its obligations under the Registration Rights Agreement and the provisions of this Certificate of Designations) and so long as the Registration Statement shall be effective (or all the shares of Common Stock into which shares of Series A-3 Convertible Preferred Stock then outstanding are convertible may be sold by each holder of record of such shares of Series A-3 Convertible Preferred Stock within a period of three months under Rule 144), on the date which is 730 days after the Issuance Date (the "Mandatory Conversion Date") all of the shares of Series A-3 Convertible Preferred Stock then outstanding shall be converted, in accordance with the provisions, and subject to the limitations, of Section 9(a), into shares of Common Stock to the extent the same are at such time convertible into shares of Common Stock. On the Mandatory Conversion Date, the Corporation shall mail by first class mail or otherwise deliver to each holder of Series A-3 Convertible Preferred Stock a notice (a "Section 9(d) Notice"), which shall state (1) the number of shares of Series A-3 Convertible Preferred Stock held by such holder which have been converted into shares of Common Stock in accordance with this Section 9(d) and
(2) the Mandatory Conversion Date. If the Corporation shall give a Section 9(d) Notice, then, unless theretofore converted by the holder in accordance herewith, and so long as the Registration Statement shall remain effective on the Mandatory Conversion Date (or all the shares of Common Stock into which shares of Series A-3 Convertible Preferred Stock then outstanding are convertible may be sold by each holder of record of such shares of Series A-3 Convertible Preferred Stock within a period of three months under Rule 144) and the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series A-3 Convertible Preferred Stock (including its obligations under the Registration Rights Agreements and the provisions of this Certificate of Designations) on the Mandatory Conversion Date, then on the Mandatory Conversion Date properly set forth therein, all shares of Series A-3 Convertible Preferred Stock which, on the Mandatory Conversion Date are convertible in accordance with Section 9(a) hereof, shall be converted into such number of shares of Common Stock as shall be determined pursuant to this Section 9 as if the conversion of such number of shares of Series A-3 Convertible Preferred Stock were made by the holders thereof in accordance herewith and as if the Mandatory Conversion Date were the Conversion Date. Upon the surrender of certificates for shares of Series A-3 Convertible Preferred Stock by the holder after a Section 9(d) Notice is given, the Corporation shall issue and, within three trading days after such surrender, deliver to or upon the order of such holder that number of shares of Common Stock as shall be issuable in respect to the conversion of the number of shares of Series A-3 Convertible Preferred Stock converted into Common Stock as shall be determined in accordance herewith.

                  (e) Maximum Share Amount. (1) Notwithstanding any other provision herein, unless Stockholder Approval shall have been obtained from the stockholders of the Corporation or waived by the American Stock Exchange, Inc. (the "AMEX"), the Corporation shall not be required to issue upon conversion of shares of Series A-3 Convertible Preferred Stock more than 1,135,646 shares (such amount to be subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of filing this Certificate of Designations with the Secretary of State of the State of Delaware) of Common Stock (the "Maximum Share Amount"), upon conversion of shares of Series A-3 Convertible Preferred Stock pursuant to this Section 9. The Maximum Share Amount shall be allocated among the shares of Series A-3 Convertible Preferred Stock at the time of initial issuance thereof pro rata based on the total number of authorized shares of Series A-3 Convertible Preferred Stock provided in Section 1. Each certificate for shares of Series A-3 Convertible Preferred Stock initially issued shall bear a notation as to the number of shares constituting the portion of the Maximum Share Amount allocated to the shares of Series A-3

Convertible Preferred Stock represented by such certificate for purposes of conversion thereof. The Corporation shall maintain records which show the number of shares of Common Stock issued by the Corporation upon conversion of shares of Series A-3 Convertible Preferred Stock represented by each certificate, which records shall be controlling in the absence of manifest error. Upon surrender of any certificate for shares of Series A-3 Convertible Preferred Stock for transfer or re-registration thereof (or, at the option of the holder, for conversion pursuant to Section 9(a) of less than all of the shares of Series A-3 Convertible Preferred Stock represented thereby), the Corporation shall make a notation on the new certificate issued upon such transfer or re-registration or evidencing such unconverted shares, as the case may be, as to the remaining number of shares of Common Stock from the Maximum Share Amount remaining available for conversion of the shares of Series A-3 Convertible Preferred Stock evidenced by such new certificate. If any certificate for shares of Series A-3 Convertible Preferred Stock is surrendered for split-up into two or more
certificates   representing  an  aggregate   number  of  shares  of  Series  A-3
Convertible  Preferred  Stock  equal to the  number  of  shares  of  Series  A-3
Convertible Preferred Stock represented by the certificate so surrendered (as reduced by any contemporaneous conversion of shares of Series A-3 Convertible Preferred Stock represented by the certificate so surrendered), each certificate issued on such split-up shall bear a notation of the portion of the Maximum Share Amount allocated thereto determined by pro rata allocation from among the remaining portion of the Maximum Share Amount allocated to the certificate so surrendered. If any shares of Series A-3 Convertible Preferred Stock represented by a single certificate are converted in full pursuant to Section 9, all of the portion of the Maximum Share Amount allocated to such shares of Series A-3 Convertible Preferred Stock which remains unissued after such conversion shall be re-allocated pro rata to the outstanding shares of Series A-3 Convertible Preferred Stock held of record by the holder of record at the close of business on the date of such conversion of the shares of Series A-3 Convertible Preferred Stock so converted, and if there shall be no other shares of Series A-3
Convertible Preferred Stock held of record by such holder at the close of business on such date, then such portion of the Maximum Share Amount shall be allocated pro rata among the shares of Series A-3 Convertible Preferred Stock outstanding on such date.

                  (2) The Corporation shall promptly, but in no event later than five business days after the occurrence, give notice to each holder (by telephone line facsimile transmission at such number as such holder has specified in writing to the Corporation for such purposes or, if such holder shall not have specified any such number, by overnight courier or first class mail, postage prepaid, at such holder's address as the same appears on the stock books of the Corporation) and any holder may at any time after the occurrence give notice to the Corporation, in either case, if on any ten trading days within any period of 20 consecutive trading days the Corporation would not have been required to convert shares of Series A-3 Convertible Preferred Stock of such holder in accordance with Section 9(a) as a consequence of the limitations set forth in Section 9(e)(1) had all outstanding shares of Series A-3 Convertible Preferred Stock held by such holder been converted into Common Stock on each such day, determined without regard to the limitation, if any, on such holder contained in the proviso to the second sentence of Section 9(a) (any such notice, whether given by the Corporation or a holder, an "Inconvertibility
Notice"). If the Corporation shall have given or been required to give any Inconvertibility Notice, or if a holder shall have given any Inconvertibility Notice, then within ten business days after such Inconvertibility Notice is given or was required to be given, the holder receiving or giving, as the case may be, the Inconvertibility Notice shall have the right by written notice to the Corporation (which written notice may be contained in the Inconvertibility Notice given by the holder) to direct the Corporation to redeem the portion of such holder's outstanding shares of Series A-3 Convertible Preferred Stock (which, if applicable, shall be all of such holder's outstanding shares of Series A-3 Convertible Preferred Stock) as shall not, on the business day prior to the date of such redemption, be convertible into shares of Common Stock by reason of the limitations set forth in Section 9(e)(1) (determined without regard to the limitation, if any, on such holder contained in the proviso to the second sentence of Section 9(a)), within ten business days after such holder so directs the Corporation, at a price per share equal to the Share Limitation Redemption Price (as defined herein) unless prior to the date the Corporation is required to redeem such shares of Series A-3 Convertible Preferred Stock the Corporation delivers a written notice to the holder otherwise so entitled to redemption of such shares of Series A-3 Convertible Preferred Stock stating that the Corporation has elected to seek the Stockholder Approval (a "Stockholder Approval Notice"). If a holder directs the Corporation to redeem outstanding shares of Series A-3 Convertible Preferred Stock and, prior to the date the Corporation is required to redeem such shares of Series A-3 Convertible Preferred Stock, the Corporation would have been able, within the limitations set forth in Section 9(e)(1), to convert all of such holder's outstanding shares of Series A-3 Convertible Preferred Stock (determined without regard to the limitation, if any, on such holder contained in the proviso to the second sentence of Section 9(a)) on any ten trading days within any period of 20 consecutive trading days commencing after the period of 20 consecutive trading days which gave rise to the applicable Inconvertibility Notice from the Corporation or such holder of shares of Series A-3 Convertible Preferred Stock, as the case may be, had all of such holder's outstanding shares of Series A-3 Convertible Preferred Stock been surrendered for conversion into Common Stock on each of such ten trading days within such 20 trading day period, then the Corporation shall not be required to redeem any shares of Series A-3 Convertible Preferred Stock by reason of such Inconvertibility Notice.

                  (3) If the Corporation shall have given a Stockholder Approval Notice, then the Corporation thereafter shall (i) use its best efforts to convene a meeting of the stockholders of the Corporation or to seek written consents in lieu thereof to obtain the Stockholder Approval and (ii) make payments to the holder otherwise entitled to redemption pursuant to Section 9(e)(2) in such amounts and at such times as shall be determined pursuant to this Section 9(e)(3). The amount to be paid by the Corporation to such holder shall be determined as of each Computation Date, and such amount shall be equal to (A) in the case of the first Computation Date, two percent (2%), and (B) in the case of the second Computation Date and each Computation Date thereafter, three percent (3%), in each case of the purchase price paid by such holder pursuant to the Subscription Agreement (each, a "Periodic Amount"); provided, however, that if any Computation Date is less than 30 days subsequent to another Computation Date, then the Periodic Amount payable on the later Computation Date shall be pro rated. The Periodic Amount shall be paid by the Corporation within five business days after each Computation Date and shall be payable in cash; provided, however, that the Corporation may elect in lieu of payment of any Periodic Amount in cash to either (C) deliver to the holder shares of Common Stock having an Aggregate Market Value equal to the amount of the Periodic Amount if, but only if, such shares are freely tradeable by the holder without any restriction under the Securities Act of 1933, as amended, or any state securities or "blue sky" law or (D) permanently reduce the Conversion Percentage for conversion of all outstanding Series A-3 Convertible Preferred Stock pursuant to Section 9 by (i) in the case of the first Computation Date, two percent (2%) and (ii) in the case of the second Computation Date and each Computation Date thereafter, three percent (3%). The Corporation shall notify each holder of any election pursuant to clauses (C) and (D) above as part of the Stockholder Approval Notice. If the Corporation shall default in making the cash payments or share deliveries as described above when due, the holder, in lieu of receiving such cash payments or shares, may elect, by giving written notice to the Corporation, to reduce the applicable Conversion Percentage as and when provided in clause (D) above. The payments, share deliveries and reductions in the Conversion Percentage provided for in this paragraph shall be in addition to and shall not limit the Corporation's obligations to redeem the Series A-3 Convertible Preferred Stock pursuant to this

Section 9(e).

                  As used in this Section 9(e)(3), the following terms shall have the following meanings:

                  "Aggregate Market Value" of any shares of Common Stock as of any Computation Date means the product obtained by multiplying (a) such number of shares of Common Stock times (b) the Average Market Price of the Common Stock for the Measurement Period for such Computation Date.

                  "Average Market Price" of any security for any period shall be computed as the arithmetic average of the Closing Price of such security for each trading dat in such period on the principal trading market for such security, as reported by such market.

                  "Computation Date" means (1) the date on which the Stockholder Approval Notice is given, (2) if the Stockholder Approval has not theretofore been obtained, each date which is 30 days after a Computation Date and (3) the date subsequent to the prior Computation Date on which the Stockholder Approval is obtained.

                  "Measurement Period" means the period of five consecutive trading days for the Common Stock ending on (or, if such Computation Date is not a trading day, on the last trading dat preceding) each Computation Date.

                  If (x) the Stockholder Approval is sought but is not obtained at a meeting of the Stockholders of the Corporation or any adjournment thereof (or through solicitation of written consents), (y) the Corporation abandons its efforts to obtain the Stockholder Approval or (z) the Stockholder Approval is not obtained within 60 days after the earliest Incovertibility Notice in respect of which shares of Series A-3 Convertible Preferred Stock have not been redeemed by reason of the Corporation's decision to seek the Stockholder Approval, then in each such case the Corporation shall thereafter promptly (but in no event more than 10 days thereafter) redeem such portion (which may be all, if all shares of Series A-3 Convertible Preferred Stock are not convertible by reason of the limitation in Section 9(e)(1)) of the outstanding shares of Series A-3 Convertible Preferred Stock as shall not, on the business day prior to the date of such redemption, be convertible into shares of Common Stock by reason of the limitations set forth in Section 9(e)(1), on and subject to the terms and conditions of this Section 9(e).

                  (4) Notwithstanding the giving of any notice by the Corporation to the holders of Series A-3 Convertible Preferred Stock pursuant to
Section 9(e)(1) or the giving or the absence of any notice by the holders of the Series A-3 Convertible Preferred Stock in response thereto or any redemption of shares of Series A-3 Convertible Preferred Stock pursuant to Section 9(e)(2), thereafter the provisions of Section 9(e)(2) and 9(e)(3) shall continue to be applicable on any occasion unless the Stockholder Approval shall have been obtained from the stockholders of the Corporation or waived by the AMEX and all of the Corporation's obligations under Section 9(e)(3) have been satisfied.

                  (5) As used herein, the term "Share Limitation Redemption Date" means each date on which the Corporation is required to redeem shares of Series A-3 Convertible Preferred Stock as provided in this Section 9(e). On each Share Limitation Redemption Date, the Corporation shall make payment in immediately available funds of the applicable Share Limitation Redemption Price to such holder of shares of Series A-3 Convertible Preferred Stock to be redeemed to or upon the order of such holder as specified by such holder in writing to the Corporation at least one business day prior to such Share Limitation Redemption Date. If the Corporation is required to redeem all or any portion of a holder's outstanding shares of Series A-3 Convertible Preferred Stock pursuant to this Section 9(e), the Corporation shall make payment to such holder of the shares of Series A-3 Convertible Preferred Stock to be redeemed in respect of each share of Series A-3 Convertible Preferred Stock to be redeemed of an amount equal to the product obtained by multiplying (A) the amount of the Liquidation Preference of such share of Series A-3 Convertible Preferred Stock times (B) 117.65% (the "Share Limitation Redemption Price"). Upon redemption of less than all of the shares of Series A-3 Convertible Preferred Stock evidenced by a particular certificate, promptly, but in no event later than three business days after surrender of such certificate to the Corporation, the Corporation shall issue a replacement certificate for the shares of Series A-3 Convertible Preferred Stock evidenced by such certificate which have not been redeemed. Only whole shares of Series A-3 Convertible Preferred Stock may be redeemed.
                  (6) As used in this Section 9(e), "Stockholder Approval" means the approval by a majority of the votes cast by the holders of shares of Common Stock (in person or by proxy) at a meeting of the stockholders of the Corporation (duly convened at which a quorum was present), or a written consent of holders of shares of Common Stock entitled to such number of votes given without a meeting, of the issuance by the Corporation of 20% or more of the outstanding Common Stock of the Corporation for less than the greater of the book or market value of such Common Stock on conversion of the Series A-3 Convertible Preferred Stock, as and to the extent required under Rule 713 of the AMEX (or any successor or replacement provision thereof). Although the Stockholder Approval shall relieve the Corporation of its obligation to redeem shares of Series A-3 Convertible Preferred Stock, the Corporation shall not be entitled to delay or defer any redemption of shares of Series A-3 Convertible Preferred Stock required by this Section 9(e) in order to seek the Stockholder Approval.

                  Section 10. Voting Rights.     Except as otherwise required by
law or expressly provided herein, shares of Series A-3 Convertible Preferred Stock shall not be entitled to vote on any matter.

                  The affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A-3 Convertible Preferred Stock, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation's Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series A-3 Convertible Preferred Stock, or (2) the creation and issuance of any Senior Dividend Stock or Senior Liquidation Stock; provided, however, that any increase in the authorized preferred stock of the Corporation or the creation and issuance of any stock which is both Junior Dividend Stock and Junior Liquidation Stock or any other capital stock of the Corporation ranking on a parity with the Series A-3 Convertible Preferred Stock shall not be deemed to affect materially and adversely such powers, preferences, or special rights.

                  Section 11. Outstanding Shares. For purposes of this Certificate of Designations, all shares of Series A-3 Convertible Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Series A-3 Convertible Preferred Stock for conversion into Common Stock, all shares of Series A-3 Convertible Preferred Stock converted into Common Stock and (ii) from the date of registration of transfer, all shares of Series A-3 Convertible Preferred Stock held of record by the Corporation or any subsidiary or

Affiliate (as defined herein) of the Corporation. For the purposes of this Certificate of Designations, "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation. "Control" is the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Decrease to be signed by its Chief Executive Officer this 13th day of March, 1997.

                                     GLOBALINK, INC.



                                     By:
                                        Harry E. Hagerty, Jr.
                                        Chairman and Chief Executive Officer

ATTEST:


By:
   John F. McCarthy, III
   Secretary